EXHIBIT 10.45

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 3, 2015 between FindEx.com, Inc., a Nevada corporation (“Findex”) and ESCT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Findex (jointly with Findex, the “Corporation”), and Bo Inge Hakan Gimvang (“Employee”).

WHEREAS, Employee desires to become employed by the Corporation as a senior level corporate executive pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Corporation desires to employ Employee in such capacity pursuant to the terms and conditions set forth in this Agreement.

Nanotechnology

NOW, THEREFORE, the parties agree as follows:

1.            Definitions. For purposes of this Agreement, and in addition to those terms defined in the preamable above, the following terms shall have the following meanings:

“Board of Directors” – as of any given point in time, the board of directors of the Corporation, as then constituted.

“Corporation Materials” – any documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, products, services, operations, or plans of the Corporation, irrespective of who they were prepared or produced by, and including without limitation any printed, typewritten, handwritten, or digital file-based documents, lab reports, test reports, test results, data compilations, notes, notebooks, blueprints, drawings, photographs, charts, graphs, customer lists, audio and/or video recordings, as well as product samples, prototypes, or models, and related apparatus, equipment and other physical property.

“Copyrights” – registered and unregistered copyrights in both published and unpublished works.

“Fiscal Year” – for purposes of financial reporting, the fiscal year of the Corporation, or, if the Corporation uses the calendar year, the calendar year.

“Intellectual Property” means: (i) Proprietary Information; (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith, in each case as developed for purposes of the Corporation; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright, in each case as developed for purposes of the Corporation; (iv) Software, in each case as developed for purposes of the Corporation; and (v) Intellectual Property Rights, including all Patents, Copyrights, Marks, trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing, in each case as pursued for purposes of the Corporation.

“Intellectual Property Rights” – all forms of legal rights and protections that may be obtained for, arise out of, or pertain to, any Intellectual Property in any country of the world.

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“Intellectual Property Assignment Agreement” – that certain Intellectual Property Assignment Agreement between the Corporation and Employee entered into contemporaneously herewith and dated the date hereof, a copy of which is annexed hereto as Exhibit A.

“Inventions” – any original, as-yet unpatented technologies, inventions (whether or not patentable), technologies and/or improvements reflected by existing Patents, know-how, or trade secrets, and related data.

“Knowledge” – of a given Person (or any similar phrase) means, with respect to any fact or matter, the actual knowledge of any individual, or in the case of any Person other than an individual, the actual knowledge of any one or more directors, executive officers, or employees of such Person (inclusive of its subsidiaries) or such knowledge that any such individual, or any director, executive officer or employee of a Person could be reasonably expected to discover after due investigation concerning the existence of the fact or matter in question.

“Marks” means trademarks, service marks and other proprietary indicia (whether or not registered).

“Moral Rights” – collectively, all rights of paternity, integrity, disclosure and withdrawal, and any other rights, that may be known as or referred to within a given legal jurisdiction as “moral rights.”

“Patents” means letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to Inventions or designs.

“Person” – any individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, governmental authority, a person, or any political subdivision, agency or instrumentality of a governmental authority, or any other entity or body.

“Proprietary Information” – collectively, any information that was or will be developed, created, or discovered by or on behalf of the Corporation, or which became or will become known by, or was or is conveyed to the Corporation, which has commercial or other value (realized, unrealized, or potential) in the Corporation’s business, including without limitation, information (whether conveyed orally or in writing) relating to technology, ideas, Inventions, products, product road maps, services, processes, formulations, chemical compounds, combinations, and/or compositions, material compounds, combinations, and/or compositions, algorithms, application programming interfaces, protocols, Software, designs, data, techniques, works of authorship, business and product development plans, and other information concerning the Corporation’s actual or anticipated business, research or development, customers, pricing, terms of sale, personnel (including the salaries and terms of compensation of other Corporation employees), financial data, or which is received in confidence by or for the Corporation or any affiliates from any other Person.

“Software” – collectively, computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof.

“Term” – the term of this Agreement as specifically set forth in Section 3 hereof.

“Termination for Cause” – termination by the Corporation of Employee’s employment for reason of (i) Employee’s willful and persistent inattention to his duties and/or acts amounting to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation, (ii) Employee’s willful breach of any term or provision of this Agreement; or (iii) the commission by Employee of any act or any failure by Employee to act involving serious criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Corporation.

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“Termination other than for Cause” – termination by the Corporation of Employee’s employment other than a Termination for Cause.

“Voluntary Termination” – termination by Employee of Employee’s employment by the Corporation and shall exclude termination by reason of Employee’s death or disability as described in Sections 3.5 and 3.6.

2.            Duties. During the term of this Agreement, Employee agrees to be employed by and to serve the Corporation as Vice President, Research and Development, and the Corporation agrees to employ and retain Employee in such capacity. Employee shall devote his reasonable best efforts and all of his business time, energy, and skill to the affairs of the Corporation; provided, however, that Employee may undertake such additional charitable and business activities as would not be unreasonable for a full-time senior level corporate executive with comparable responsibilities to Employee’s employed by a company reasonably comparable to the Corporation. In the performance of his duties hereunder, Employee shall at all times be subject to the reasonable directions of the Board of Directors.

3.            Term of Employment.

3.2       Basic Term. The term of employment of Employee by the Corporation shall terminate, unless extended by mutual written agreement of Employee and the Corporation, or unless earlier terminated in accordance with this Agreement three (3) years from the date hereof.

3.3       Termination for Cause. Termination for Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination for Cause, Employee shall be immediately paid all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as provided in this Agreement and vacation pay, through the date of termination, but Employee shall not be paid any other compensation of any kind, including without limitation, severance compensation.

3.4       Termination Other than for Cause. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination other than for Cause at any time upon giving notice to Employee and tendering immediately therewith all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan) reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation pay, through the date of termination in addition, the Corporation shall pay Employee severance compensation as provided in Section 5 of this Agreement. Employee shall be entitled to no other compensation of any kind.

3.5       Termination by Reason of Disability. In the event that Employee should, in the reasonable judgment of the Board of Directors of the Corporation, fail to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity shall continue for a period of more than three (3) months, the Corporation shall have the right to terminate Employee’s employment hereunder by written notification to Employee and payment to Employee of all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation pay. In addition, in the event of a termination for the disability of Employee, the Corporation shall pay to Employee severance compensation as provided in Section 4 of this Agreement until the later to occur of (i) one year, or (ii) the expiration of Employee’s employment as provided in section 3.2 of this Agreement.

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3.6       Death. In the event of Employee’s death during the term of this Agreement, Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurred, and the Corporation shall pay to his estate accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as specifically provided in this Agreement and vacation days, through the date of termination. In addition, in the event of termination for reason of the death of Employee, the Corporation shall pay to Employee’s spouse, if she survives him, or, if Employee is not married on the date of his death, then to his estate, severance compensation as provided in Section 4 of this Agreement until the earliest of (i) the expiration of one year from the date of Employee’s death, or (ii) if Employee is married on the date of his death, the date of death of such spouse, or (iii) the expiration of Employee’s employment as provided in Section 2.2 of this Agreement.

3.7       Voluntary Termination. In the event of a Voluntary Termination, the Corporation shall immediately pay all accrued salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expense and taxes as specifically provided in this Agreement and vacation days, through the date of termination, but no other compensation of any kind, including without limitation severance pay.

4.            Salary and Benefits.

4.1       Base Salary. As compensation for the services rendered by Employee as provided in Section 2 of this Agreement, and subject to the terms and conditions of Section 3 of this Agreement, the Corporation agrees to pay Employee a base annual salary of not less than one hundred and twenty thousand dollars ($120,000), payable in such periodic installments as the Board of Directors may establish from time to time for senior management, until the first (1st) anniversary of the effective date of this Agreement. The base salary payable to Employee for each remaining year of the Term following the first (1st) anniversary of the effective date of this Agreement shall be established on an annual basis by the Board of Directors; provided, however, that such base salary be no less than one hundred and twenty thousand dollars ($120,000) for any given year during the Term.

4.2       Bonuses. In addition to the base salary payable pursuant to Section 4.1 of this Agreement, for each Fiscal Year ended throughout the Term, the Corporation shall pay Employee, as an incentive-based bonus, an amount in cash or other compensation, if any, determined in the exclusive discretion of the Board of Directors. Such bonus shall be payable, or otherwise deliverable as appropriate, within thirty (30) days of the end of the first fiscal quarter following each such corresponding Fiscal Year ended.

4.3       Employee Benefit Plans. Employee shall be eligible to participate in such of the Corporations’ benefit plans as may be established by the Board of Directors and made generally available of the Corporation (including without limitation any plans and programs of affiliates of the Corporation in which the Corporation has elected to participate), including any retirement, profit sharing, deferred compensation, stock option, medical, dental, and health insurance plans.

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4.4       Required Travel and Accommodations. It is hereby acknowledged that Employee currently resides in the greater Daytona Beach, FL area, and that, for the foreseeable future, Employee shall be commuting to and from the offices of the Corporation on a weekly or other basis and Employee shall be entitled to reimbursement by the Corporation for the entirety of his reasonable airfare and hotel or other hospitality accommodations incurred as a result thereof, provided, however, that Employee promptly furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

4.5       Vacations; Taxes; Other Business and Travel Expenses. Employee will be entitled to vacation periods each year similar to those taken by the Corporation’s other key officers. Employee will be allowed up to four (4) weeks. Employee will also be entitled to reimbursement for his reasonable business expenses incurred in connection with the performance of his duties hereunder commencing on the effective date hereof, including expenditures for entertainment, gifts and other travel, provided, however, that (a) each such expenditure is of a nature qualifying it as a prior deduction on the federal and state income tax returns of the Corporation, and (b) Employee promptly furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

4.6       Deferred Compensation. Any reduction in the first year base salary, bonus, benefits, auto lease, vacation, expense, or tax reimbursement shall, nonetheless, be carried forward as deferred compensation or reimbursement and be payable in cash in full upon termination of Employee’s employment, without regard to the reason for such termination.

4.7       Indemnification. The Corporation shall indemnify and hold harmless Employee in connection with the defense of any action, suit or proceeding to which he is a party or threat thereof, by reason of his being or having been an Employee or director of the Corporation to the fullest extent that may be permitted by applicable law.

5.            Severance Compensation.

5.1       Termination other than for Cause. In the event that Employee’s employment is terminated in a termination other than for Cause, Employee shall be paid concurrently with the notice of termination a severance pay an amount equal to his then base salary as would otherwise accrue throughout the remainder of the Term.

5.2       Other Termination. In the event of a Voluntary Termination or Termination for Cause, neither Employee nor his estate shall be paid or otherwise entitled to any severance pay.

6.            Non-Competition.

6.1       During the Term of Employment. During the term of his employment under this Agreement, Employee shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any activity competitive with or adverse to the business in which the Corporation is engaged at the time. Notwithstanding the foregoing, Employee shall be free, without the Corporation’s consent, to purchase or hold as an investment or otherwise, up to one percent (1%) of the outstanding common stock or other securities of any company or other entity which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market, or two and one half percent (2.5%) of the stock or other securities of any privately held company or other entity that might be reasonably deemed to be in competition with the businesses of the Corporation.

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6.2     After Termination. In the event of a Voluntary Termination or Termination for Cause, Employee covenants that he shall not for one (1) year following such termination directly or indirectly as an owner, partner, shareholder, employee, consultant, or in any similar manner engage, in competition with the Corporation, in any of the same types of businesses as the Corporation is engaged at the time of the termination, it being agreed that the existence of any competitive relationship in the ownership, employment, consultation or other activity of Employee shall be a matter subject to determination in good faith, albeit exclusively, by the Board of Directors. Notwithstanding the foregoing, the purchase or holding by Employee as an investment or otherwise of up to one percent (1%) of the outstanding common stock or other securities of any company or other entity which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market, or two and one half percent (2.5%) of the stock or other securities of any privately held company or other entity, that might be reasonably deemed to be in competition with the businesses of the Corporation shall not constitute a breach of the covenant contained in this Section 6.2.

7.            Corporation Materials and Intellectual Property Related Matters.

7.1      Certain Acknowledgements and Related Covenants.

7.1.1      Confidentiality. Employee understands and acknowledges that the Corporation does currently possess and shall throughout the Term continue to possess Proprietary Information and Corporation Materials which are material to its business, and that his employment pursuant to this Agreement is intended to and shall create a relationship of trust and confidence between Employee and the Corporation with respect to Proprietary Information and Corporation Materials. Employee agrees and covenants that all confidential and Proprietary Information shall be kept and treated as confidential both during and indefinitely after the Term, provided, however, that Employee shall not incur any liability for disclosure of information which (a) was permitted by the Board of Directors, as evidenced by a written authorization, or (b) is within the public domain or comes within the public domain without any breach of this Agreement.

7.1.2      Ownership and Possession of Corporation Materials. Employee understands and acknowledges that all Corporation Materials shall be the sole and exclusive property of the Corporation, and agrees and covenants (i) not to remove any Corporation Materials from the business premises of the Corporation or deliver any Corporation Materials to any person or entity outside the Corporation, except as he may be required to do in connection with performing his duties hereunder, and (ii) that, immediately upon the termination of his employment by himself or by the Corporation for any reason, or for no reason, or during his employment if so requested by the Corporation, he shall surrender and return to the Corporation all Corporation Materials, or any reproductions or other copies or excerpts thereof, excepting only (a) any copies of records relating to his compensation, (b) personal copies of any such materials previously distributed generally to stockholders of the Corporation, and (c) a copy of this Agreement and the Intellectual Property Assignment Agreement.

7.2      Intellectual Property Rights. As a fundamental component of the consideration for the employment by the Corporation of the Employee and the compensation received by Employee from the Corporation from time to time pursuant hereto, Employee hereby acknowledges, agrees and/or covenants (as applicable) as follows:

(a)         all Intellectual Property Rights shall be and remain the sole property of the Corporation.

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(b)         except as may be limited in accordance with section 7.2(h) below, Employee hereby irrevocably assigns to the Corporation any Intellectual Property Rights he may have, be deemed hereinafter to have, acquire, or be deemed hereinafter to have acquired.

(c)         Employee shall promptly report and disclose in writing to the chief executive officer of the Corporation all Inventions (i) made or conceived or reduced to practice or developed by Employee (in whole or in part, either alone or jointly with any member(s) of his team or department) during the term of his employment, or (ii) conceived, reduced to practice, or developed by him within twelve (12) months of the termination of his employment by the Corporation.

(d)         all Inventions made, conceived, reduced to practice or developed by Employee (in whole or in part, either alone or jointly with any member(s) of his team or department) during his employment shall be the sole property of the Corporation to the maximum extent permitted by applicable state labor or other law, copies of which laws Employee hereby represents that he has been furnished with by the Corporation and understands.

(e)         upon request by the Corporation, Employee shall from time to time as may be reasonably required, perform, during and after cessation of his employment by the Corporation, all acts deemed necessary or desirable by the Corporation to permit and assist it, at the Corporation’s expense, in perfecting, establishing, securing, obtaining, maintaining, evidencing, defending and enforcing any Intellectual Property Rights and/or the assignment contained herein with respect thereto in any and all countries, including without limitation, execution of documents and assistance or cooperation in legal proceedings.

(f)         Employee hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents, as his agents and attorneys-in-fact, with full power of substitution, to act for and on his behalf and in his stead, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

(g)         to the extent any Moral Rights cannot be assigned under applicable law and to the extent permissible under the laws in the various countries in which the doctrine of Moral Rights is recognized, Employee hereby waives any Moral Rights, consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent, and shall confirm any such waivers and consents from time to time as requested by the Corporation.

(h)         attached hereto as Schedule 7.2(h) is a complete list of all existing Inventions to which Employee claims ownership as of the date of this Agreement and that Employee intends to specifically clarify as not being subject to either this Agreement or the Intellectual Property Assignment Agreement, and Employee hereby represents that such list is complete.

8.            Non-Solicitation. Throughout the Term and for a period of one (1) year thereafter, Employee shall not encourage or solicit any employee or consultant of the Corporation to leave the Corporation for any reason; provided, however, that this prohibition obligation shall not affect any dutiful responsibility Employee may have with respect to the bona fide hiring and firing of Corporation personnel.

9.            Non-Competition. Throughout the Term and for a period of one (1) year thereafter, Employee shall not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Corporation, and will not assist, directly or indirectly, any other person or organization in competing with the Corporation or in preparing to engage in competition with the business or proposed business of the Corporation. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, evenings, weekends and vacation time, while Employee is employed by the Corporation.

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10.          Miscellaneous.

10.1     Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

10.2    Entire Agreement; Modification. Except as otherwise expressly provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, writer or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments or entitlements to Employee from the Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

10.3    Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or given by telegraph or facsimile transmission or first class mail and shall be deemed to have been duly given when personally delivered or seven days after mailing or one day after facsimile or telegraph transmission to the respective persons named below:

If to the Corporation:	FindEx.com, Inc.
1313 South Killian Drive
Lake Park, FL 33403

If to Employee:	Bo Inge Hakan Gimvang
4170 South Ridgewood Ave.
Port Orange, FL 32127

Any party may change its address for notices by notice duly pursuant to this Section 10.3.

10.4    Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

10.5    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Employee and the Corporation each agree that service upon them in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 10.3.

10.6    Injunctive Relief. The parties acknowledge and agree that the extent of damages to the Corporation in the event of a breach of Sections 6, 7, 8, or 9 of this Agreement would be difficult or impossible to ascertain and that there is and will be available to the Corporation no adequate remedy at law in the event of any such breach. Accordingly, Employee agrees that, in the event of such breach, the Corporation shall be entitled to enforce such sections by injunctive or other equitable relief in addition to any other relief to which the Corporation may be entitled.

10.7    Attorneys. In the event legal action in brought to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney fees and related costs.

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10.8    Survival; Non-Assignability. The Corporation’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation. In the event any such merger, consolidation, or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and shall insure to the benefit of the surviving or resulting Corporation or person. This Agreement shall be binding upon and insure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that, except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation) or by Employee.

10.9    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

10.10  Severability. If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

Bo Inge Hakan Gimvang

COMPANY:

FINDEX.COM, INC.

By:
Name:	John Kuehne
Title:	Compensation Committee Chairman

ESCT ACQUISITION CORP.

By:
Name:	John Kuehne
Title:	Compensation Committee Chairman

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SCHEDULE 7.2(h)

List of Preexisting Inventions

EXHIBIT A

Intellectual Property Assignment Agreement